Exhibit 99.1

FOR IMMEDIATE RELEASE

Agilysys Names Henry R. Bond Chief Financial Officer

CLEVELAND – September 17, 2010 – Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative IT solutions, announced today that it has appointed Henry R. Bond as senior vice president and chief financial officer for the company, effective October 18, 2010.

Bond, 45, most recently was chief financial officer for Landis+Gyr North America, a provider of integrated energy management solutions. At Agilysys, he will report to president and chief executive officer Martin Ellis.

“Henry brings a strong financial management background, has a proven track record in helping execute strategic growth initiatives and has broad experience in M&A transactions and other value-creating corporate actions,” Ellis said. “We look forward to adding Henry’s expertise to our management team as we continue to pursue our strategy to enhance shareholder value by strengthening our company both financially and in the marketplace.”

Bond joined Landis+Gyr North America in 2008 and helped drive 50% revenue growth and 90% profit growth during his two years with the business, despite the severe global recession. From 1999 to 2007, he was with John H. Harland Company, where he served in a variety of positions of increasing responsibility in corporate development, operations management and finance, until the company was sold in 2007. Prior to that, he was a consultant with McKinsey & Company from 1996 to 1999, and a director in the financial department of Equifax Inc. from 1993 to 1995. He received an MBA degree from Duke University and a bachelor’s degree in engineering from Vanderbilt University.

Bond replaces Kenneth J. Kossin, Jr., 46, who is leaving the company to pursue other career interests after successfully integrating the finance, IT and operations functions. “We thank Ken for his many contributions to the company and wish him all the best in his future endeavors,” Ellis said.

About Agilysys, Inc.

Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology – including hardware, software and services – to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Cleveland, Agilysys operates extensively throughout North America, with additional sales and support offices in the United Kingdom, Singapore and Hong Kong. For more information, visit www.agilysys.com.

Contact:

Curtis Stout

Vice President and Treasurer

Agilysys, Inc.

440-519-8635

curtis.stout@agilysys.com